As filed with the Securities and Exchange Commission on April 6, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.
HARRAH’S OPERATING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1411755
Delaware	75-1941623
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

One Harrah’s Court
Las Vegas, NV 89119
(702) 407-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen H. Brammell, Esq.
Senior Vice President and General Counsel
Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, NV 89119
(702) 407-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Charles K. Ruck, Esq.
J. Scott Hodgkins, Esq.
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
(714) 540-1235

Approximate date of commencement of proposed sale to the public:   From time to time after the registration statement becomes effective, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering Price Per Unit(1)	Proposed maximum aggregate offering Price(1)	Amount of Registration Fee(1)
Common Stock of Harrah’s Entertainment, Inc., par value $.10 per share
Debt Securities of Harrah’s Operating Company, Inc.
Guarantees of Debt Securities of Harrah’s Operating Company, Inc. by Harrah’s Entertainment, Inc.(2)

(1)             An unspecified initial offering price and aggregate number of shares or principal amount of the securities, as applicable, of each identified class is being registered as may from time to time be offered and sold at indeterminate prices. In accordance with Rules 456(b) and 457(r), the registrants are deferring payment of all of the registration fee.

(2)             No separate consideration will be received for the Guarantees.

PROSPECTUS

HARRAH’S OPERATING COMPANY, INC.

Debt Securities Guaranteed by Harrah’s Entertainment, Inc.

HARRAH’S ENTERTAINMENT, INC.

Common Stock, par value $.10 per share, including any shares issued upon conversion of debt securities

Guarantees of Debt Securities

Harrah’s Operating may offer and sell from time to time in one or more offerings debt securities which will be guaranteed by Harrah’s Entertainment. Harrah’s Entertainment may also offer and sell from time to time in one or more offerings shares of its common stock, par value $.10 per share, including shares of common stock issued upon conversion of debt securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

The debt securities and related guarantees will not be listed on any securities exchange.

The common stock of Harrah’s Entertainment is traded on the New York Stock Exchange under the symbol “HET.” On April 5, 2006, the last reported sale price of Harrah’s Entertainment’s common stock was $78.60 per share.

Neither the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the words “Harrah’s Entertainment” refer to Harrah’s Entertainment, Inc., a Delaware corporation, “Harrah’s Operating” refer to Harrah’s Operating Company, Inc., a Delaware corporation and wholly-owned subsidiary of Harrah’s Entertainment, and “Harrah’s,” “we,” “our,” “ours,” and “us” refer to Harrah’s Entertainment and its consolidated subsidiaries, including without limitation Harrah’s Operating, unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement and the documents incorporated by reference into this prospectus contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future

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actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this prospectus and the accompanying prospectus supplement or the documents incorporated by reference into this prospectus, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in this prospectus and the accompanying prospectus supplement incorporated by reference into this prospectus.

In addition to the risk factors set forth from time to time in our reports filed with the SEC, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

•       the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industry in particular;

•       construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•       the effects of environmental and structural building conditions relating to our properties;

•       our ability to timely and cost-effectively integrate into our operations the companies that we acquire, including with respect to our acquisition of Caesars;

•       access to available and reasonable financing on a timely basis;

•       the ability of purchasers of any of our assets subject to sale agreements to close the purchases on a timely basis;

•       changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•       litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•       the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store or hotel sales;

•       the ability to recoup costs of capital investments through higher revenues;

•       financial community and rating agency perceptions of us;

•       acts of war or terrorist incidents or natural disasters;

•       access to insurance on reasonable terms for our assets;

•       abnormal gaming holds; and

•       the effects of competition, including locations of competitors and operating and market competition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the accompanying prospectus supplement, or in the case of documents incorporated by reference, as of the respective dates of those documents. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

Harrah’s Entertainment is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with these requirements, it files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information Harrah’s Entertainment files may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Harrah’s Entertainment’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The address of our internet site is http://www.harrahs.com. We make available free of charge on or through our internet site Harrah’s Entertainment’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after Harrah’s Entertainment electronically files such material with, or furnishes it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

Incorporation by Reference

We “incorporate by reference” the information Harrah’s Entertainment files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information contained or incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference the documents of Harrah’s Entertainment listed below and any future filings made by Harrah’s Entertainment with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

•       Annual Report on Form 10-K for the year ended December 31, 2005 (including all exhibits thereto);

•       Proxy Statement on Schedule 14A dated March 14, 2006;

•       Current Reports on Form 8-K dated September 14, 2005, February 7, 2006 and April 5, 2006 (including, in each case, as applicable, the exhibits thereto);

•       the description of the rights agreement contained in the Registration Statement on Form 8-A dated September 16, 1996 and any amendment or report filed with the SEC for the purpose of updating such description; and

•       the description of Harrah’s Entertainment’s common stock contained in the Registration Statement on Form 10 dated December 18, 1989 and any amendment or report filed with the SEC for the purpose of updating such description.

You may request a free copy of these filings by writing or telephoning us at the following address:

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119
Attention: Corporate Secretary
(702) 407-6000

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THE COMPANY

We are one of the largest casino entertainment providers in the world. Harrah’s Entertainment’s business is conducted through Harrah’s Operating, a wholly-owned subsidiary, which owns or manages through various subsidiaries 40 casinos, primarily in the United States. Our casino entertainment facilities operate primarily under the Harrah’s, Caesars and Horseshoe brand names, and include 21 land-based casinos, 11 riverboat or dockside casinos, four casinos on Indian reservations, two casinos on cruise ships, a combination greyhound racing facility and casino and a combination thoroughbred racetrack and casino. In addition, two of our casinos in Mississippi and Louisiana were closed as of the date of this prospectus due to damage suffered from Hurricanes Katrina and Rita. We view each property as an operating segment and aggregate all operating segments into one reporting segment. Our facilities have an aggregate of approximately 3 million square feet of gaming space and approximately 40,000 hotel rooms. We have a customer loyalty program, Total Rewards, that we use for marketing promotions and to generate play by our customers when they travel among our markets. We also operate the World Series of Poker tournament circuit at our casinos.

Our principal executive offices are located at One Harrah’s Court, Las Vegas, Nevada 89119. Our telephone number is (702) 407-6000. The address of our internet site is http://www.harrahs.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, capital expenditures, investments in our subsidiaries or as additions to working capital. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information with respect to Harrah’s Entertainment’s consolidated ratios of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	1.9	2.7	2.6	2.7	2.0

For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for Harrah’s Entertainment’s nonconsolidated majority-owned subsidiaries.

REGULATION AND LICENSING

The ownership and operation of casino gaming facilities are subject to extensive governmental regulation. Each of the jurisdictions in which we operate gaming facilities requires us to hold various licenses, findings of suitability, registrations, permits and approvals, collectively referred to herein as Gaming Licenses. Under the gaming laws of Nevada, New Jersey, Mississippi, Missouri, Louisiana, Illinois, Indiana, Iowa, Arizona, California, Kansas, North Carolina, Canada and Uruguay, and our corporate charter, holders of our securities may be required, under certain circumstances, to dispose of the securities. If the holder refuses to do so, we may be required to repurchase the security. In addition, the management contracts and the operation of gaming and casinos on Indian land in the United States are subject to the Indian Gaming Regulatory Act, which is administered by the National Indian Gaming Commission.

Consequently, each holder of securities, by accepting any securities, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In addition, under the indenture governing the debt securities, each holder and beneficial owner of debt securities, by accepting or otherwise acquiring an interest in any debt securities, will be deemed to have agreed to apply for a license, qualification or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which we, or any of our subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of debt securities fails to apply or become licensed or qualified or is found unsuitable, we shall have the right, at our option:

•       to require the holder to dispose of its debt securities or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

•       to redeem the debt securities at a redemption price equal to the lesser of (1) the holder’s cost or (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the gaming authority.

We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Harrah’s Operating’s charter also expressly provides that debt securities issued by Harrah’s Operating may be redeemed if a holder of such securities is found unsuitable by any governmental agency.  Harrah’s Entertainment’s Certificate of Incorporation also expressly provides that the shares of its common stock issued may be redeemed if a holder of common stock securities is found unsuitable by any governmental agency. See “Description of Debt Securities—Mandatory Disposition Pursuant to Gaming Laws” and “Description of Common Stock—Redemption.”

The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission, the Alcohol and Gaming Commission of Ontario and the Internal Auditors Bureau of Uruguay under the authority of the Executive Forum of the Oriental Republic of Uruguay may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority’s jurisdiction, for any cause deemed reasonable by such licensing authority. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied against us, such subsidiaries and joint ventures and the persons involved. The suspension or revocation of any of our Gaming Licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business.

Under Nevada and Mississippi law, we may not make a public offering of our securities without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. On November 18, 2004, the Nevada Gaming Commission granted Harrah’s Entertainment and Harrah’s Operating prior approval to make offerings for a period of two years, subject to certain conditions. The Chairman of the Nevada State Gaming Control Board may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. We received a similar two-year approval from the Mississippi Gaming Commission effective August 17, 2005. These prior approvals do not constitute a finding, recommendation or approval by the Nevada Gaming Commission, the Nevada State Gaming Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the securities. Any representation to the contrary is unlawful. In addition, Indiana requires approval of any securities transaction involving $1 million or more. On March 9, 2006, the Indiana Gaming Commission granted us the ability to make debt securities offerings for a period of two years, subject to certain restrictions. Under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner’s riverboat gaming license.

To date, we have obtained all Gaming Licenses necessary for the operation of our gaming activities. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will not be revoked or suspended.

The foregoing is only a summary of the applicable regulatory requirements. For a more detailed description of the applicable regulatory requirements, including requirements under gaming laws and our corporate charter, see “Governmental Regulation” filed as Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under an indenture (the “indenture”) among Harrah’s Operating, Harrah’s Entertainment and U.S. Bank National Association, as Trustee. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture.

We may issue debt securities at any time and from time to time in one or more series under the indenture. The indenture gives us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series. The indenture does not limit the amount of debt securities that we may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of a series of debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture that may be important to you before investing in our debt securities.

In addition to the terms described in this prospectus, we will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•       the title of the debt securities;

•       any limit on the total principal amount of debt securities;

•       the date or dates on which the principal of the debt securities will be payable or the method used to determine those dates and the right, if any, to shorten or extend such dates;

•       any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payment, or the method used to determine any of the foregoing;

•       whether the debt securities will be senior debt securities or whether such securities will be subordinated to any of our existing and future senior debt;

•       whether the debt securities will be convertible into shares of common stock of Harrah’s Entertainment;

•       the right, if any, to extend the interest payment periods and the terms of such extensions;

•       the place where the principal or any premium or interest of the debt securities is payable;

•       the dates, prices, terms and conditions upon which the debt securities may be redeemed;

•       the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000;

•       any provisions that would determine payments on the debt securities by reference to an index or a formula;

•       the currency in which the principal, any premium of, or any interest on the debt securities is payable or that may be payable at our election or at the election of the holders, and the applicable exchange rate if not to be paid in United States dollars;

•       the portion of the principal of the debt securities that can be paid on an accelerated basis due to default on the debt securities;

•       the amount of the principal of the debt securities which will be deemed to be the principal amount of the debt securities if the principal amount payable at maturity of the debt securities is not able to be determined as of any date prior to maturity;

•       whether the provisions for covenant and legal defeasance will not apply to any series of debt securities;

•       any change to the events of default or covenants or in the rights of the holders of the debt securities to declare the principal amount due and payable;

•       any addition to or change in the covenants in the indenture; and

•       any other terms of the debt securities consistent with the indenture or that may be different from those described below.

We will describe any material United States federal income tax consequences of the purchase, ownership and disposition of the debt securities in the prospectus supplement.

Merger, Consolidation or Sale of Assets

Harrah’s Operating may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Operating, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, Harrah’s Operating’s obligations on the debt securities and the indenture, or Harrah’s Operating is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Operating has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Harrah’s Entertainment may not consolidate with or merge with or into any other corporation, person or entity or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis) to another corporation, person or entity, and may not permit any corporation, person or entity to, directly or indirectly, sell, lease or convey all or substantially all of its assets to Harrah’s Entertainment, whether in a single transaction or a series of related transactions, unless:

•       either the successor or transferee is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by a supplemental indenture, Harrah’s Entertainment’s obligations under the guarantee and the indenture, or Harrah’s Entertainment is the surviving person;

•       immediately after giving effect to the transaction, no Event of Default, and no event or condition which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•       Harrah’s Entertainment has delivered to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, sale, conveyance or lease and the supplemental indenture comply with the indenture.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following events:

•       failure to pay principal on that series of debt securities when due and payable at maturity, upon redemption or otherwise;

•       failure to pay any interest on that series of debt securities when due and payable, and such default continues for 30 days;

•       default in the performance or breach of any covenant or warranty of Harrah’s Operating or Harrah’s Entertainment in the indenture with respect to that series, which default continues uncured for a period of 60 days after Harrah’s Operating or Harrah’s Entertainment receives written notice from the trustee or Harrah’s Operating, Harrah’s Entertainment and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•       certain events of bankruptcy, insolvency or reorganization;

•       the acceleration of the maturity of any Indebtedness of Harrah’s Operating (other than Non-recourse Indebtedness), at any one time, in an amount in excess of the greater of (1) $25 million and (2) 5% of the Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after Harrah’s Operating receives written notice from the trustee and the holders of at least 25% in principal amount of the outstanding debt securities of that series; and

•       any other “Event of Default” provided for that series.

If an Event of Default with respect to a series of debt securities (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice as provided in the indenture, declare the unpaid principal amount of, and any accrued and unpaid interest on, all or a portion of the debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities has been made, but before the trustee obtains a judgment or decree based on that acceleration, under certain circumstances and without further act, the declaration of acceleration may be deemed to have been waived and its consequences may be deemed to have been rescinded and annulled. For information regarding waiver of defaults, see “Amendment and Waiver” below. Any event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities.

The indenture will provide that, subject to the trustee’s duty to act with the required standard of care during an Event of Default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders, unless such holders offer the trustee reasonable security or indemnity. Subject to certain provisions of the indenture, including those entitling the trustee to receive security and indemnification, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities.

The indenture requires that we furnish annually to the trustee a statement as to our performance of our obligations under the indenture. In addition, we are required to notify the trustee any time we become aware of a default or Event of Default.

Amendment and Waiver

We generally may amend the indenture or the debt securities with the written consent of the holders of at least a majority in principal amount of each series of outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of any series may also waive our compliance in a particular instance with any provision of the indenture with respect to that series of debt securities. We must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver:

•       reduces the percentage in principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•       reduces the rate of or extends the time for payment of interest, including default interest, on any debt securities;

•       reduces the principal of, or changes the fixed maturity of, any debt securities or reduces the amount of, or postpones the date fixed for, redemption or analogous obligation with respect to any debt securities or otherwise impairs the right to institute suit for the enforcement of any payment on or after maturity;

•       reduces the principal amount of discount debt securities payable upon acceleration of maturity;

•       makes the principal of or interest on any debt securities payable at a different place or in currency other than that stated in the debt securities;

•       makes any change to provisions of the indenture concerning waivers of certain covenants, defaults or Events of Default by holders or the rights of holders of any debt securities to recover the principal of or interest on those debt securities; or

•       waives a default in the payment of the principal of or interest on any debt securities, except as otherwise provided in the indenture.

We may amend the indenture or the debt securities without the consent of any holder of a debt security, among other things:

•       to evidence the succession of another entity to Harrah’s Operating;

•       to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Harrah’s Operating;

•       to add any additional events of default for all or any series of debt securities;

•       to change or eliminate any provision of the indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or modify the rights of any holder with respect to such provision, or to add any new provision to the indenture, so long as the addition does not apply to any outstanding debt securities;

•       to make any change that does not adversely affect the rights of any holder of debt securities;

•       to provide security for the debt securities of any series;

•       to establish the form or terms of debt securities of any series, as permitted by the indenture;

•       to evidence and provide for the acceptance of appointment of a separate or successor trustee;

•       to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

•       to cure any ambiguity, defect or inconsistency.

The holders of at least a majority in principal amount of the outstanding debt securities of any series with respect to which any default under the indenture shall have occurred and be continuing (voting as one class) may, on behalf of the holders of all of the debt securities of such series, waive such past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any debt security of such series (a “Payment Default”) (provided, however, that the holders of a majority in principal amount of the outstanding securities of such series may rescind an acceleration and its consequences (other than an acceleration relating to a Payment Default), including any related payment default that resulted from such acceleration).

Guarantee of Debt Securities

Harrah’s Entertainment will irrevocably and unconditionally guarantee, on an unsecured senior basis, the payment of all obligations of Harrah’s Operating under the debt securities. If Harrah’s Operating defaults in the payment of the principal of, premium, if any, or interest on such debt securities when and as the same shall become due, whether upon maturity, acceleration, call for redemption or otherwise, without the necessity of action by the trustee or any holder of such series of debt securities, Harrah’s Entertainment shall be required promptly and fully to make such payment. The indenture provides for the release of Harrah’s Entertainment as guarantor of the debt securities in certain circumstances, including circumstances in which:

•       Harrah’s Operating ceases to be a wholly owned subsidiary of Harrah’s Entertainment; or

•       Harrah’s Operating transfers all or substantially all of its assets to, or merges with, another entity in a transaction governed by the “Corporation May Consolidate, Etc. on Certain Terms” covenant in the indenture, and (1) such transferee entity assumes Harrah’s Operating’s obligations under the indenture and (2) such transfer or merger otherwise complies with the requirements of such covenant.

Harrah’s Entertainment conducts substantially all of its business through Harrah’s Operating and its subsidiaries and does not own any material assets other than the common stock of Harrah’s Operating. As such, Harrah’s Entertainment is dependent on the receipt of dividends or other payments from Harrah’s Operating to make payments on the guarantee of the debt securities.

Limited Liability of Certain Persons

None of the past, present or future stockholders, incorporators, officers or directors, as such, of Harrah’s Operating, Harrah’s Entertainment or any of our affiliates or successor corporations shall have any personal liability in respect of our obligations under the indenture or the debt securities by reason of his, her or its status as such stockholder, incorporator, officer or director.

Mandatory Disposition Pursuant to Gaming Laws

Federal, state and local authorities in several jurisdictions regulate extensively our casino entertainment operations. The nature of such regulation is described in detail in Exhibit 99 to Harrah’s Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus. The gaming authority of any jurisdiction in which we or any of our subsidiaries conduct or propose to conduct gaming may require that a holder of the debt securities or the beneficial owner of the debt securities of a holder be licensed, qualified or found suitable under applicable gaming laws. Under the indenture, each person that holds or acquires beneficial ownership of any of the debt securities shall be deemed to have agreed, by accepting such debt securities, that if any such gaming authority requires such person to be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so, we shall have the right, at our election, (1) to require such person to dispose of its debt securities or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be requested or prescribed by such gaming authority or (2) to redeem such debt securities at a redemption price equal to the lesser of:

•       such person’s cost, or

•       100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (1) the redemption date and (2) the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority.

We will notify the trustee in writing of any such redemption as soon as practicable. We will not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

No Protection in the Event of a Change of Control

The debt securities will not contain any provisions which may afford holders of the debt securities protection in the event either Harrah’s Operating or Harrah’s Entertainment has a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of the debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Defeasance and Discharge.   The indenture provides that we may be discharged from any and all obligations in respect of a certain series of debt securities, except for certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events with respect to payments on such debt securities, to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust. We will be so discharged when, among other things, we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on such series of debt securities on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel, based on a change in tax law or a ruling from the United States Internal Revenue Service, to the effect that holders of such series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

Defeasance of Certain Covenants.   The indenture provides that, unless otherwise provided by the terms of such series of debt securities, upon compliance with certain conditions:

•       we may omit to comply with certain restrictive covenants contained in the indenture, and

•       any omission to comply with such obligations will not constitute a default or Event of Default with respect to such series of debt securities.

When we may omit to comply with certain provisions of the indenture as provided above, we refer to it as a “covenant defeasance.”

The conditions require, among others, that we:

•       deposit with the trustee money and/or government obligations that, through the payment of interest and principal in respect thereof, in accordance with their terms, will provide money in an amount in cash sufficient in the opinion of a nationally recognized firm of independent public accountants to pay each installment of principal and interest on such series of debt securities on the dates such payments are due; and

•       deliver to the trustee an opinion of counsel to the effect that holders of such series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and defeasance.

Certain Definitions

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control,” including, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise.

“Consolidated Net Tangible Assets” means the total amount of assets (including investments in Joint Ventures) of Harrah’s Operating and its subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deduction therefrom of:

•       all current liabilities of Harrah’s Operating’s and its subsidiaries excluding (1) the current portion of long-term indebtedness, (2) intercompany liabilities and (3) any liabilities which are by their terms renewable or extendable at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed; and

•       all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the consolidated balance sheet of Harrah’s Operating for the most recently completed fiscal quarter for which financial statements are available and computed in accordance with generally accepted accounting principles.

“Indebtedness” of any person means (1) any indebtedness of such person, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by notes, bonds, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property, including any such indebtedness incurred in connection with the acquisition by such person or any of its subsidiaries of any other business or entity, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, including for such purpose obligations under capitalized leases, and (2) any guarantee, endorsement (other than for collection or deposit in the ordinary course of business), discount with recourse, agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire or to supply or advance funds with respect to, or to become liable with respect to (directly or indirectly) any indebtedness, obligation, liability or dividend of any person, but shall not include indebtedness or amounts owed for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of such person. Notwithstanding anything to the contrary in the foregoing, “Indebtedness” shall not include (1) any contracts providing for the completion of construction or other payment or performance with respect to the construction, maintenance or improvement of, or payment of taxes, revenue share payments or other fees to governmental entities with respect to, property or equipment of Harrah’s Operating or its Affiliates or (2) any contracts providing for the obligation to advance funds, property or services on behalf of an Affiliate of Harrah’s Operating in order to maintain the financial condition of such Affiliate. For purposes of this definition of Indebtedness, a “capitalized lease” shall be deemed to mean a lease of real or personal property which, in accordance with generally accepted accounting principles, is required to be capitalized.

“Joint Venture” means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Harrah’s Operating and/or one or more of its subsidiaries.

“Non-recourse Indebtedness” means indebtedness with terms providing that the lender’s claim for repayment of that indebtedness is limited solely to a claim against the property which secures the indebtedness.

“Obligations” means any principal, interest, premium, if any, penalties, fees, indemnifications, reimbursements, damages or other liabilities or amounts payable under the documentation governing or otherwise in respect of any Indebtedness.

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the debt securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•       a limited-purpose trust company organized under the New York Banking Law;

•       a “banking organization” within the meaning of the New York Banking Law;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and NASD. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the debt securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, The City of New York, where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange. That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 100 Wall Street, Suite 1600, New York, NY 10005.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as the debt securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If the debt securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of the debt securities will not be entitled to have the debt securities registered in their names and will not receive physical delivery of the debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of the debt securities take physical delivery of the debt securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities and may discontinue providing its services at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of a particular series of the debt securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•       DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of debt securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•       we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•       an Event of Default under the indenture has occurred and is continuing with respect to such series of securities, we will prepare and deliver certificates for such debt securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we do not take responsibility for the accuracy of this information.

The Trustee

The trustee under the indenture is U.S. Bank National Association.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the state of New York.

DESCRIPTION OF COMMON STOCK

This prospectus describes certain general terms of Harrah’s Entertainment’s common stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and Harrah’s Entertainment’s Certificate of Incorporation and Bylaws.

General

Harrah’s Entertainment’s Certificate of Incorporation authorizes it to issue up to 720,000,000 shares of common stock, par value $.10 per share. As of January 31, 2006, Harrah’s Entertainment had 184,092,919 shares of common stock issued and outstanding.

Holders of Harrah’s Entertainment’s common stock are entitled to receive dividends when declared by its Board of Directors out of funds legally available for such purpose. Holders of common stock will receive such dividends (1) if they are  permitted by the agreements governing our then outstanding debt and (2) subject to the rights of any Harrah’s Entertainment’s preferred stockholders with senior dividend rights.

In the event of any liquidation, dissolution or winding-up of Harrah’s Entertainment’s affairs, holders of its common stock will share proportionately in all lawful distributions of its assets remaining after payment of all debts and other liabilities and payment of any liquidation preference on any shares of Harrah’s Entertainment’s preferred stock which might then be outstanding.

The holders of Harrah’s Entertainment’s common stock are entitled to one vote per share, and are not entitled to cumulative voting rights in the election of Harrah’s Entertainment’s directors. Holders of common stock also do not have conversion or preemptive rights to subscribe for any of Harrah’s Entertainment’s stock or other securities which it may issue.

All of Harrah’s Entertainment’s outstanding shares of common stock are fully paid and nonassessable.

Redemption

While holders of common stock do not have redemption rights, Harrah’s Entertainment may redeem its common stock by action of the Board of Directors if, among other things, in the judgment of the Board of Directors:

•       a holder of common stock (i) is determined by any gaming regulatory agency to be unsuitable, (ii) has an application for a license or permit rejected, or (iii) has a previously issued license or permit rescinded, suspended, revoked or not renewed; or

•       redemption is necessary to avoid any regulatory sanctions against, or to prevent the loss of, or to secure the reinstatement of, any license, franchise or entitlement from any governmental agency held by Harrah’s Entertainment, any of its affiliates, or any entity its or any such affiliate owns, which license, franchise or entitlement is (i) conditioned upon some or all of the holders of any class or series of Harrah’s Entertainment’s stock possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the respective business operations of Harrah’s Entertainment, its affiliates or such other entities.

The redemption price will be equal to the average closing price, as determined pursuant to Harrah’s Entertainment’s Certificate of Incorporation, for the shares of common stock for each of the 45 trading days preceding the date notice of redemption is given. If the shares of common stock are not traded on any securities exchange or in the over-the-counter market, the redemption price will be determined by Harrah’s Entertainment’s Board of Directors in good faith. The redemption price as to any stockholder who purchased any shares of common  stock subject to redemption within 120 days of the redemption date need not exceed the purchase price paid by him for any common stock, unless the Board of Directors determines otherwise. The shares of common stock (excluding any dividends thereon not entitled to be received as set forth below) may also be redeemed at a redemption price as required by any applicable law, regulation or rule.

The redemption price of the shares of common stock may be paid in any combination of cash or debt or equity securities of Harrah’s Entertainment or any of its subsidiaries or any other corporation, having such terms and conditions as approved by Harrah’s Entertainment’s Board of Directors.

If less than all the shares of common stock are to be redeemed, the shares to be redeemed shall be selected in such a manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

At least 30 days written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or debt or equity securities of Harrah’s Entertainment or any of its subsidiaries or any other corporation, which cash or securities are necessary to effect the redemption, shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

From and after the redemption date or such earlier date as mandated by applicable law, regulation or rule, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall be entitled only to receive the cash or securities payable upon redemption.

The shares of common stock may also be redeemed on other terms and conditions determined by the Board of Directors.

Special Stock

Harrah’s Entertainment’s Board of Directors has authorized that one special stock purchase right be attached to each outstanding share of common stock. This special right is exercisable only if a person or group acquires, or obtains the right to acquire, beneficial ownership of 15% or more of Harrah’s Entertainment’s common stock or announces a tender offer for 15% or more of Harrah’s Entertainment’s common stock. With certain exceptions, this special right entitles holders of common stock to buy one two-hundredth of a share of special stock for $130 per fractional share, subject to certain anti-dilution adjustments. If a person acquires 15% of more of Harrah’s Entertainment’s common stock, each holder of a special right can purchase common stock having a market value of twice the special right’s exercise price. Under certain conditions, holders of special rights can purchase stock of an acquiring company at a discount. Special rights held by the person acquiring 15% or more of Harrah’s Entertainment’s common stock will become void. This special stock purchase right will expire on October 5, 2006, unless redeemed earlier by our Board of Directors at one cent per special right.

Prohibited Business Transactions

Harrah’s Entertainment is subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between it and an interested stockholder or such stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an interested stockholder. In general, an “interested stockholder” for purposes of Section 203 is any stockholder owning 15% or more of Harrah’s Entertainment’s voting stock. These restrictions do not apply if:

•       Harrah’s Entertainment’s Board of Directors gives prior approval of either the business combination or the transaction by which such person becomes an interested stockholder;

•       upon consummation of the transaction, the interested stockholder owns at least 85% of Harrah’s Entertainment’s voting stock (excluding shares owned by certain employee stock plans and Harrah’s Entertainment’s directors and officers); or

•       prior to or subsequent to becoming an interested stockholder, the business combination is approved by Harrah’s Entertainment’s Board of Directors and authorized by at least two-thirds of Harrah’s Entertainment’s voting stock not owned by the interested stockholder at an annual or special meeting of Harrah’s Entertainment’s stockholders.

Harrah’s Entertainment’s Certificate of Incorporation also prohibits business combinations with interested stockholders or such interested stockholder’s affiliates or associates. The Certificate of Incorporation defines an interested stockholder as any person who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of 10% or more of Harrah’s Entertainment’s voting stock, or is an affiliate or associate of Harrah’s Entertainment and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of Harrah’s Entertainment’s voting stock. Unless approved by a majority of Harrah’s Entertainment’s Continuing Directors (as defined in the Certificate of Incorporation) or the interested stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by Harrah’s Entertainment’s stockholders and the public disclosure of the business combination, a proposed business combination with an interested stockholder requires the affirmative vote of (i) 75% of all of Harrah’s Entertainment’s voting stock and (ii) not less than a majority of Harrah’s Entertainment’s voting stock, excluding voting stock held by the interested stockholder.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF THE SECURITIES AND GUARANTEES

The validity of the common stock, debt securities and guarantees offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Harrah’s Entertainment, Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2005 in its presentation of its consolidated statements of cash flows to separately disclose cash flows from operating, investing, and financing activities of discontinued operations and to present the proceeds from the sale of discontinued operations as an investing activity of continuing operations, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Caesars Entertainment, Inc. incorporated in this prospectus by reference from the Current Report on Form 8-K of Harrah’s Entertainment, Inc. dated September 14, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to Caesars Entertainment, Inc.’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrants) that we may incur in connection with the securities being registered hereby:

Securities and Exchange Commission registration fee	$ *
Printing expenses	**
Trustee fees and expenses	**
Legal fees and expenses	**
Accounting fees and expenses	**
Blue Sky fees and expenses	**
Rating Agency fees	**
Miscellaneous	**
Total	$ **

*                    Under SEC Rules 456(b) and 457(r), the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

**             These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.                 Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of Delaware empowers each of Harrah’s Entertainment and Harrah’s Operating to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that Harrah’s Entertainment and Harrah’s Operating may purchase insurance on behalf of any of their respective directors, officers, employees or agents.

Article Tenth of the Certificate of Incorporation of Harrah’s Entertainment provides for indemnification of, and advancement of expenses to, the officers and directors of Harrah’s Entertainment to the full extent permitted by the General Corporation Law of Delaware.

Harrah’s Entertainment has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that Harrah’s Entertainment will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by Harrah’s Entertainment or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was a director, officer, employee, trustee, agent or fiduciary of Harrah’s Entertainment, or is or was serving at the request of Harrah’s Entertainment or a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by indemnitee in any such capacity. The obligations of Harrah’s Entertainment shall be subject to the condition that the reviewing party (as defined) shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that indemnitee would not be permitted to be indemnified under applicable law. The obligation of Harrah’s Entertainment to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that indemnitee would not be permitted to be so indemnified under applicable law, Harrah’s Entertainment shall be entitled to be reimbursed by indemnitee (who has agreed to reimburse Harrah’s Entertainment, for any amounts theretofore paid; provided, that if indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that indemnitee should be indemnified under applicable law, any determination made by the reviewing party that indemnitee would not be permitted to be indemnified under applicable law shall not be binding and indemnitee shall not be required to reimburse Harrah’s Entertainment for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

Section 102(b)(7) of the General Corporation Law of Delaware enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•       for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       under Section 174 of the General Corporation Law of Delaware, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•       for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Harrah’s Entertainment’s Certificate of Incorporation eliminates the liability of a director of Harrah’s Entertainment to Harrah’s Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of Delaware.

Item 16.                 Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17.                 Undertakings.

(a)           The undersigned registrants hereby undertake:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)             Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;  and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each of the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants;  and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)         That, for purposes of determining any liability under the Securities Act of 1933, each filing of Harrah’s Entertainment’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)         To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah’s Operating Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 6th day of April, 2006.

HARRAH’S OPERATING COMPANY, INC.
By:	/s/ CHARLES L. ATWOOD
	Name:	Charles L. Atwood
	Title:	Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles L. Atwood, Michael D. Cohen and Jonathan S. Halkyard and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities with Harrah’s Operating Company, Inc., and on the dates indicated.

Signature	Title	Date
/s/ GARY W. LOVEMAN	Director, Chief Executive Officer and	April 6, 2006
Gary W. Loveman	President
/s/ CHARLES L. ATWOOD	Director and Chief Financial Officer	April 6, 2006
Charles L. Atwood
/s/ ANTHONY D. MCDUFFIE	Senior Vice President, Controller and	April 6, 2006
Anthony D. McDuffie	Chief Accounting Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Harrah’s Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 6th day of April, 2006.

HARRAH’S ENTERTAINMENT, INC.
By:		/s/ CHARLES L. ATWOOD
	Name:	Charles L. Atwood
	Title:	Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles L. Atwood, Michael D. Cohen and Jonathan S. Halkyard and each of them, each of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities with Harrah’s Entertainment, Inc., and on the dates indicated.

Signature	Title	Date
/s/ BARBARA T. ALEXANDER	Director	April 6, 2006
Barbara T. Alexander
/s/ CHARLES L. ATWOOD	Director and Chief Financial Officer	April 6, 2006
Charles L. Atwood
/s/ FRANK J. BIONDI, JR.	Director	April 6, 2006
Frank J. Biondi, Jr.
/s/ STEPHEN F. BOLLENBACH	Director	April 6, 2006
Stephen F. Bollenbach

Signature	Title	Date
/s/ JOE M. HENSON	Director	April 6, 2006
Joe M. Henson
/s/ WILLIAM BARRON HILTON	Director	April 6, 2006
William Barron Hilton
/s/ RALPH HORN	Director	April 6, 2006
Ralph Horn
/s/ GARY W. LOVEMAN	Chairman, Chief Executive Officer and	April 6, 2006
Gary W. Loveman	President
/s/ R. BRAD MARTIN	Director	April 6, 2006
R. Brad Martin
/s/ GARY G. MICHAEL	Director	April 6, 2006
Gary G. Michael
/s/ ROBERT G. MILLER	Director	April 6, 2006
Robert G. Miller
/s/ BOAKE A. SELLS	Director	April 6, 2006
Boake A. Sells
/s/ CHRISTOPHER J. WILLIAMS	Director	April 6, 2006
Christopher J. Williams
/s/ ANTHONY D. MCDUFFIE	Senior Vice President, Controller and	April 6, 2006
Anthony D. McDuffie	Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement for Debt Securities
4.1

Certificate of Incorporation of The Promus Companies Incorporated; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated April 29, 1994; Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated May 26, 1995; and Certificate of Amendment of Certificate of Incorporation of The Promus Companies Incorporated dated June 30, 1995, changing its name to Harrah’s Entertainment, Inc. (Incorporated by reference from Exhibit 3(1) to Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.)

4.2

Certificate of Amendment of Certificate of Incorporation of Harrah’s Entertainment, Inc., dated as of June 9, 2005. (Incorporated by reference from Exhibit 4.2 to Harrah’s Entertainment, Inc.’s Amendment No. 1 to Registration Statement on Form S-3 filed on July 1, 2005, File No. 333-125666.)

4.3

Bylaws of Harrah’s Entertainment, Inc., as amended November 12, 2002. (Incorporated by reference from Exhibit 3.2 to Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.)

4.4

Certificate of Incorporation of Harrah’s Operating Company, Inc. (Incorporated by reference from Exhibit 4.5 to Harrah’s Operating Company, Inc.’s Amendment No. 1 to Registration Statement on Form S-3 filed October 11, 1995, File No. 33-62783.)

4.5

Bylaws of Harrah’s Operating Company, Inc., as amended November 12, 2002. (Incorporated by reference from Exhibit 4.5 to Harrah’s Entertainment, Inc.’s Amendment No. 1 to Registration Statement on Form S-3 filed September 19, 2005, File No. 333-127210.)

4.6	Form of Note Indenture for Debt Securities.
4.7	Form of Note (included in Exhibit 4.6).
4.8	Form of Guarantee (included in Exhibit 4.6).
4.9

Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah’s Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference from Exhibit 4.1 to Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed August 9, 1996.)

4.10

First Amendment, dated as of February 21, 1997, to Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997.)

4.11

Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc., and The Bank of New York. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 13, 1997.)

4.12

Letter to Stockholders, dated July 23, 1997, regarding Summary of Rights To Purchase Special Shares As Amended Through April 25, 1997. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 13, 1997.)

4.13

Certificate of Elimination of Series B Special Stock of Harrah’s Entertainment, Inc., dated February 21, 1997. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997.)

4.14

Certificate of Designations of Series A Special Stock of Harrah’s Entertainment, Inc., dated February 21, 1997. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed March 11, 1997.)

4.15

Certificate of Amendment of Certificate of Designations of Series A Special Stock of Harrah’s Entertainment, Inc., dated June 23, 2005. (Incorporated by reference from Harrah’s Entertainment, Inc.’s Current Report on Form 8-K filed June 28, 2005.)

4.16

Third Amendment, dated as of June 23, 2005, to Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference from Exhibit 4.16 to Harrah’s Entertainment, Inc.’s Amendment No. 1 to Registration Statement on Form S-3 filed July 1, 2005, File No. 333-125666.)

5.1	Opinion of Latham & Watkins LLP.
12.1

Computation of Ratio of Earnings to Fixed Charges for Harrah’s Entertainment, Inc. (Incorporated by reference from Exhibit 12 to Harrah’s Entertainment, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed March 14, 2006.)

23.1	Consent of Latham & Watkins LLP. (Included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Harrah’s Entertainment, Inc.
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, related to the consolidated financial statements of Caesars Entertainment, Inc.
24.1	Powers of Attorney (Included on the signature pages of this Registration Statement).
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Trustee under the Indenture.

*                    To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.